Exhibit 99.1

NEWS RELEASE

LINNCO ANNOUNCES FINAL RESULTS OF EXCHANGE OFFER FOR LINN ENERGY UNITS AND

EXPIRATION OF SUBSEQUENT OFFERING PERIOD

HOUSTON, August 2, 2016 – LinnCo, LLC (OTC:LNCOQ) (“LinnCo”) today announced the final results of, and expiration of the subsequent offering period relating to, its previously announced offer to exchange each outstanding unit of LINN Energy, LLC (OTC:LINEQ) (“LINN”) for one LinnCo share (the “Exchange Offer”) upon the terms and conditions of the Prospectus/Offer to Exchange dated April 26, 2016 (as amended, the “Prospectus”), and the accompanying Amended and Restated Letter of Transmittal (the “Letter of Transmittal”).

The subsequent offering period for the Exchange Offer expired at 12:00 midnight (New York City time) on Monday, August 1, 2016. American Stock Transfer & Trust Company, the exchange agent for the Exchange Offer, has advised LinnCo that a total of 19,954,774 LINN units were validly tendered during the subsequent offering period and an aggregate of 123,909,317 LINN units (including LINN units accepted for exchange during the initial offering period), representing approximately 35% of LINN’s issued and outstanding units, were validly tendered and not validly withdrawn pursuant to the Exchange Offer and have been accepted by LinnCo for exchange. LinnCo has promptly issued new LinnCo shares for all such tendered LINN units in accordance with the terms of the Exchange Offer. LinnCo now owns approximately 71% of LINN’s issued and outstanding units.

As previously announced, on May 11, 2016, LINN, LinnCo, certain of LINN’s direct and indirect subsidiaries, and Berry Petroleum Company, LLC (collectively, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). On May 16, 2016, the Court approved and entered an order authorizing the Company to continue the Exchange Offer throughout the Debtors’ Chapter 11 proceedings and to take any and all actions necessary to effectuate the Exchange Offer in accordance with its terms. Any party not represented by counsel who would like to receive electronic notifications of filings with the Court may complete the appropriate Court-approved form, which can be obtained at the following address: http://www.txs.uscourts.gov/sites/txs/files/CRECFform.pdf. Copies of this form are also available on the website of LINN’s claims, noticing, and solicitation agent, Prime Clerk LLC, at https://cases.primeclerk.com/linn.

The purpose of the Exchange Offer was to permit holders of LINN units to maintain their economic interest in LINN through LinnCo, an entity that is taxed as a corporation rather than a partnership, which may allow LINN unitholders to avoid future allocations of taxable income and loss, including cancellation of debt income (“CODI”), that could result from future debt restructurings or other strategic transactions by LINN. In general, CODI will be allocated to persons who are deemed to hold the LINN units when the events giving rise to such CODI occur. The filing of the Bankruptcy Petitions under Chapter 11 of the Bankruptcy Code did not itself cause LINN to recognize CODI; however, it is likely that the final resolution of a bankruptcy plan would cause LINN to recognize an amount of CODI, which may be substantial.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

This communication is for informational purposes only and does not constitute an offer to sell, a solicitation to buy or offer to purchase or sell LINN units or any other securities. The Exchange Offer was made only pursuant to the Prospectus and the Letter of Transmittal and only in such jurisdictions as is permitted under applicable law. LinnCo is filing today with the SEC an amendment to its Tender Offer Statement on Schedule TO related to the Exchange Offer, and thereafter LINN will file an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Exchange Offer. LinnCo and LINN may also file other documents with the SEC regarding the Exchange Offer. This document is not a substitute for Schedule TO, Schedule 14D-9 or any other document that LinnCo or LINN may file with the SEC in connection with the Exchange Offer.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that LinnCo expects, believes, targets or anticipates will or may occur in the future are forward-looking statements.

These statements are based on certain assumptions made by LinnCo based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the Exchange Offer and the bankruptcy filing by the Debtors, including, but not limited to: (i) the Debtors’ ability to obtain the Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 cases, including maintaining strategic control as debtor-in-possession, (ii) the ability of the Debtors to negotiate, develop, confirm and consummate a plan of reorganization, (iii) the effects of the bankruptcy filing on the Debtors’ business and the interests of various constituents, (iv) the Bankruptcy Court rulings in the Chapter 11 cases, as well as the outcome of all other pending litigation and the outcome of the Chapter 11 cases in general, (v) the length of time that the Debtors will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 proceedings, (vi) risks associated with third party motions in the Chapter 11 cases, which may interfere with the Debtors’ ability to confirm and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Debtors’ liquidity or results of operations, (viii) increased advisory costs to execute the Debtors’ reorganization, (ix) the impact of the NASDAQ delisting on the liquidity and market price of the Debtors’ securities, as applicable, and on the Debtors’ ability to access the public capital markets, as applicable, (x) the uncertainty that any trading market for such securities will continue to exist in the over-the-counter markets, (xi) CODI recognition and (xii) other risks and uncertainties. See “Risk Factors” in LinnCo’s and LINN’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. Any forward-looking statement speaks only as of the date on which such statement is made.

Contacts:	LinnCo, LLC
Investors and Media:

Clay Jeansonne, Vice President – Investor and Public Relations
(281) 840-4193

Sarah Nordin, Public Relations and Media
(713) 904-6605